GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2018 FINANCIAL RESULTS

Company to Hold Conference Call at 9:00 a.m. ET on Thursday, February 28, 2019

GRAND CAYMAN, Cayman Islands - February 27, 2019 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (“Greenlight Re” or the “Company”) today announced financial results for the fourth quarter ended December 31, 2018. Greenlight Re reported a net loss attributable to common shareholders of $80.8 million for the fourth quarter of 2018, compared to a net loss attributable to common shareholders of $37.7 million for the same period in 2017. The net loss per share for the fourth quarter of 2018 was $2.25, compared to a net loss per share of $1.02 for the same period in 2017.

Fully diluted adjusted book value per share was $13.10 as of December 31, 2018, compared to $22.22 per share as of December 31, 2017 and $15.29 as of September 30, 2018.

Management Commentary

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “Our fourth quarter results were negatively impacted by an investment loss of $56.4 million and an underwriting loss of $18.0 million primarily due to losses related to Hurricane Michael and the California wildfires. The net financial impact of catastrophe losses incurred during the fourth quarter added 11.9 points to our 115.0% combined ratio.”

Mr. Burton concluded, “While our financial performance in 2018 was weak, I am optimistic about our positioning. Through the year we steadily improved the profile of our underwriting business, which has led to a solid start to 2019. I’m encouraged by opportunities we are seeing in the open market and in our Innovations and other strategic partnerships and the progress has been achieved without compromising our focus on expense control. I am also a firm believer in our value-investing strategy and its potential to generate strong returns for our shareholders.”

David Einhorn, Chairman of the Board of Directors, stated, “The December equity market sell off contributed significantly to our fourth quarter investment loss. We remain committed to our long-term investing strategy despite a difficult environment for value investing in 2018.”

Financial and Operating Highlights
Fourth Quarter 2018

•
Gross written premiums of $135.1 million, a decrease from $139.0 million in the fourth quarter of 2017. The premium decrease was primarily due to a reduction in exposure to a multi-line casualty contract.

•	Ceded premiums were $30.3 million compared to $42.7 million in the prior year period as the Company continued to cede off a portion of its non-standard automobile business.

•	Net earned premiums were $119.6 million, a decrease from $141.1 million reported in the prior-year period.

•
A net underwriting loss of $18.0 million. Catastrophe losses, which were related primarily to Hurricane Michael and wildfires in California had a net financial impact of $18.9 million during the period. The underwriting loss of $19.7 million in the fourth quarter of 2017 included losses from natural catastrophes including hurricanes Harvey, Irma, and Maria.

•
Adverse prior year loss development of approximately $2.4 million, primarily due to a change in estimated reserves on automobile contracts from the 2015 and 2016 accident years. The net financial impact of this reserve development after consideration of adjustments to ceding and profit commissions was a loss of $4.2 million.

•
A composite ratio for the quarter of 112.6%, compared to 111.8% for the prior-year period. The combined ratio for the quarter was 115.0% compared to 114.0% for the prior-year period. Catastrophe losses contributed 11.9 percentage points to the composite and combined ratios for the quarter.

•	A net investment loss of $56.4 million, compared to net investment loss of $16.2 million in the fourth quarter of 2017.

Year Ended December 31, 2018

•	Gross written premiums were $567.5 million, compared to $692.7 million reported in the prior year.

•	Net earned premiums were $508.4 million, compared to $626.0 million reported in the prior year.

•	No significant prior year loss reserve development for the year however the net financial impact of prior year reserve development resulted in a loss of $7.4 million.

•
A composite ratio for the year ended December 31, 2018 of 100.2%, compared to 106.1% for the prior year. The combined ratio for the year ended December 31, 2018 was 102.8%, compared to 108.6% for the prior-year period. Catastrophe losses contributed 3.7 percentage points to the composite and combined ratios for 2018, compared to 6.9 percentage points for 2017.

•	A net investment loss of $323.1 million, compared to net investment income of $20.2 million reported in the prior year.

•	Net loss attributable to common shareholders was $350.1 million, or $9.74 per share, compared to a net loss of $45.0 million or $1.21 per share, in 2017.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2018 on Thursday, February 28, 2019 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2018 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2018 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10128657

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre190228.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 28, 2019 until 9:00 a.m. Eastern time on March 7, 2019.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10128657. An audio file of the call will also be available on the Company’s website, www.greenlightre.com .

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Non-GAAP Financial Measures

In presenting the Company’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including fully diluted adjusted book value per share and net underwriting income (loss), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.com) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

About Greenlight Re Innovations
Greenlight Re Innovations was launched as a unit of Greenlight Re in March 2018 to support technology innovators working in the areas of risk preparedness, prevention, post-loss mitigation and risk finance. Over the past three months, Greenlight’s Innovation Unit has announced several strategic investments, including:

•	October 17, 2018: Greenlight Capital Re, Ltd. Announces Investment in Digital Insurance Processing Platform Click2Sure

•	October 5, 2018: Greenlight Capital Re, Ltd. Announces Strategic Investment in Healthcare Third Party Administrator Sana Benefits

•	September 28, 2018: Greenlight Capital Re, Ltd. Announces Investment in Blockchain Business Galileo Platforms

Contact:

Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2018	2017
Assets
Investments
Investment in related party investment fund, at fair value	$235,612	$—
Debt instruments, trading, at fair value	—	7,180
Equity securities, trading, at fair value	36,908	1,203,672
Other investments	11,408	152,132
Total investments	283,928	1,362,984
Cash and cash equivalents	18,215	27,285
Restricted cash and cash equivalents	685,016	1,503,813
Financial contracts receivable, at fair value	—	12,893
Reinsurance balances receivable	300,251	301,762
Loss and loss adjustment expenses recoverable	43,705	29,459
Deferred acquisition costs, net	49,929	62,350
Unearned premiums ceded	24,981	25,120
Notes receivable, net	26,861	28,497
Other assets	2,559	3,230
Total assets	$1,435,445	$3,357,393
Liabilities and equity
Liabilities
Due to related party investment fund	$9,642	$—
Securities sold, not yet purchased, at fair value	—	912,797
Financial contracts payable, at fair value	—	22,222
Due to prime brokers and other financial institutions	—	672,700
Loss and loss adjustment expense reserves	482,662	464,380
Unearned premium reserves	211,789	255,818
Reinsurance balances payable	139,218	144,058
Funds withheld	16,418	23,579
Other liabilities	5,067	10,413
Convertible senior notes payable, net of deferred costs	91,185	—
Total liabilities	955,981	2,505,967

Redeemable non-controlling interest in related party joint venture	1,692	7,169

Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,130,214 (2017: 31,104,830): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2017: 6,254,715))	3,638	3,736
Additional paid-in capital	499,726	503,316
Retained earnings (deficit)	(26,077)	324,272
Shareholders’ equity attributable to Greenlight Capital Re, Ltd.	477,287	831,324
Non-controlling interest in related party joint venture	485	12,933
Total equity	477,772	844,257
Total liabilities, redeemable non-controlling interest and equity	$1,435,445	$3,357,393

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2018, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2018	2017	2016
Revenues
Gross premiums written	$567,531	$692,651	$536,072
Gross premiums ceded	(102,788)	(56,587)	(10,015)
Net premiums written	464,743	636,064	526,057
Change in net unearned premium reserves	43,620	(10,060)	(12,939)
Net premiums earned	508,363	626,004	513,118
Income (loss) from investment in related party investment fund [net of related party expenses of $3,100, $0 and $0, respectively]	(60,573)	—	—
Net investment income (loss) [net of related party expenses of $11,221, $19,863 and $24,543, respectively]	(262,533)	20,231	76,183
Other income (expense), net	(2,228)	(560)	(935)
Total revenues	183,029	645,675	588,366
Expenses
Loss and loss adjustment expenses incurred, net	363,873	502,404	380,815
Acquisition costs, net	145,475	161,740	134,534
General and administrative expenses	25,173	26,356	25,808
Interest expense	2,505	—	—
Total expenses	537,026	690,500	541,157
Income (loss) before income tax	(353,997)	(44,825)	47,209
Income tax (expense) benefit	(332)	451	(509)
Net income (loss)	(354,329)	(44,374)	46,700
Loss (income) attributable to non-controlling interest in related party joint venture	4,275	(578)	(1,819)
Net income (loss) attributable to Greenlight Capital Re, Ltd.	$(350,054)	$(44,952)	$44,881
Earnings (loss) per share
Basic	$(9.74)	$(1.21)	$1.20
Diluted	$(9.74)	$(1.21)	$1.20
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	35,951,659	37,002,260	37,267,145
Diluted	35,951,659	37,002,260	37,340,018

The following table provides the ratios for the years ended December 31, 2018, 2017 and 2016:

	Year ended December 31				Year ended December 31				Year ended December 31
	2018				2017				2016
	Property	Casualty	Other	Total	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	75.6%	75.5%	56.0%	71.6%	94.0%	78.8%	66.0%	80.3%	66.9%	78.9%	61.2%	74.2%
Acquisition cost ratio	24.0	26.2	40.1	28.6	26.7	23.8	33.5	25.8	29.9	24.5	29.8	26.2
Composite ratio	99.6%	101.7%	96.1%	100.2%	120.7%	102.6%	99.5%	106.1%	96.8%	103.4%	91.0%	100.4%
Underwriting expense ratio				2.6				2.5				3.2
Combined ratio				102.8%				108.6%				103.6%

GREENLIGHT CAPITAL RE, LTD.
NON-GAAP MEASURES AND RECONCILIATION

Basic Adjusted Book Value Per Share and Fully Diluted Adjusted Book Value Per Share

We believe that long-term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be useful to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Basic adjusted book value per share is considered a non-GAAP financial measure because it excludes from the total equity the non-controlling interest in related party joint venture. Fully diluted adjusted book value per share is also considered a non-GAAP financial measure and represents basic adjusted book value per share combined with the impact of dilution of all in-the-money stock options and RSUs issued and outstanding as of any period end. In addition, the fully diluted adjusted book value per share includes the dilutive effect, if any, of ordinary shares to be issued upon conversion of the convertible notes. We adjust the total equity by excluding the non-controlling interest in related party joint venture because it does not reflect the equity attributable to our shareholders. Basic adjusted book value per share and fully diluted adjusted book value per share should not be viewed as substitutes for the comparable U.S. GAAP measures.

Our primary financial goal is to increase the long-term value in fully diluted adjusted book value per share.

The following table presents a reconciliation of the non-GAAP financial measures basic adjusted and fully diluted adjusted book value per share to the most comparable U.S. GAAP measure.

	December 31, 2018	December 31, 2017	December 31, 2016
	($ in thousands, except per share and share amounts)
Numerator for basic adjusted and fully diluted adjusted book value per share:
Total equity (U.S. GAAP)	$477,772	$844,257	$885,803
Less: Non-controlling interest in joint venture	(485)	(12,933)	(11,561)
Numerator for basic adjusted book value per share	477,287	831,324	874,242
Add: Proceeds from in-the-money stock options issued and outstanding	—	13,859	2,120
Numerator for fully diluted adjusted book value per share	$477,287	$845,183	$876,362
Denominator for basic adjusted and fully diluted adjusted book value per share:
Ordinary shares issued and outstanding (denominator for basic adjusted book value per share)	36,384,929	37,359,545	37,366,327
Add: In-the-money stock options and RSUs issued and outstanding	46,398	679,684	123,320
Denominator for fully diluted adjusted book value per share	36,431,327	38,039,229	37,489,647
Basic adjusted book value per share	$13.12	$22.25	$23.40
Increase (decrease) in basic adjusted book value per share ($)	(9.13)	(1.15)	1.11
Increase (decrease) in basic adjusted book value per share (%)	(41.0)	(4.9)	5.0

Fully diluted adjusted book value per share	$13.10	$22.22	$23.38
Change in fully diluted adjusted book value per share ($)	(9.12)	(1.16)	1.21
Change in fully diluted adjusted book value per share (%)	(41.0)	(5.0)	5.5

Net Underwriting Income (Loss)

One way that we evaluate the Company’s underwriting performance is through the measurement of net underwriting income (loss). We do not use premiums written as a measure of performance. Net underwriting income (loss) is a performance measure used by management as it measures the underlying fundamentals of the Company’s underwriting operations. We believe that the use of net underwriting income (loss) enables investors and other users of the Company’s financial information to analyze our performance in a manner similar to how management analyzes performance. Management also believes that this measure follows industry practice and allows the users of financial information to compare the Company’s performance with its those of our industry peer group.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as a portion of general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, plus other income (expense) related to underwriting activities, less net loss and loss adjustment expenses, less acquisition costs, and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income (loss); (2) foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) interest expense and other income (expense) not related to underwriting, (5) income taxes and (6) income attributable to non-controlling interest. We exclude total investment related income or loss and foreign exchange gains or losses as we believe these items are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them could hinder the analysis of trends in our underwriting operations. We include other income and expense relating to deposit accounted contracts and industry loss warranty contracts, which we consider part of our underwriting operations. Net underwriting income (loss) should not be viewed as a substitute for U.S. GAAP net income.

The reconciliations of net underwriting income (loss) to income (loss) before income taxes (the most directly comparable U.S. GAAP financial measure) on a consolidated basis is shown below:

	Year ended December 31
	2018	2017	2016
	($ in thousands)
Income (loss) before income tax	$(353,997)	$(44,825)	$47,209
Add (subtract):
Investment related (income) loss	323,106	(20,231)	(76,183)
Other (income) expense	1,943	210	935
Corporate expenses	12,059	11,218	9,225
Interest expense	2,505	—	—
Net underwriting income (loss)	$(14,384)	$(53,628)	$(18,814)